Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
James E. Lauter
Senior Vice President &
Chief Financial Officer
T: (561) 682-7561
E: James.Lauter@hlss.com

Home Loan Servicing Solutions, Ltd. Completes Acquisition of $15.9 Billion in Mortgage Servicing Assets from Ocwen Financial Corporation

George Town, Grand Cayman, March 14, 2013 (GLOBE NEWSWIRE) – Home Loan Servicing Solutions, Ltd. (“HLSS”) (NASDAQ: HLSS) announced today that on March 13, 2013, HLSS and HLSS Holdings, LLC completed an acquisition from Ocwen Financial Corporation and its affiliates and subsidiaries of rights to receive servicing fees (“Rights to MSRs”) and related servicing advances for a servicing portfolio of subprime and Alt-A residential mortgage loans. This transaction resulted in the acquisition of Rights to MSRs with approximately $15.9 billion in unpaid principal balance of mortgage loans. The characteristics of these mortgage servicing assets are similar to those previously acquired from Ocwen, and we expect this transaction to be accretive to earnings.

For more information on prior releases and SEC Filings, please refer to the “Shareholders” section of our website at www.hlss.com.

Home Loan Servicing Solutions, Ltd. is an internally-managed owner of non-agency mortgage servicing assets with historically stable valuations and cash flows. HLSS’ assets are predominately mortgage servicing advances that, along with the related servicing rights, are over-collateralized 22 times by residential real estate. HLSS’ objective is to generate stable, recurring fee-based earnings and dividends throughout the economic cycle. For more information, visit www.hlss.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest rates, governmental regulations and policies, availability of adequate and timely sources of liquidity, our ability to maintain our PFIC status, real estate market conditions and other risks detailed in HLSS’ reports and filings with the Securities and Exchange Commission. The forward looking statements speak only as of the date they are made and should not be relied upon. HLSS’ undertakes no obligation to update or revise the forward-looking statements.